Exhibit 99.1

RadiSys Announces Acquisition of Pactolus Communications Software Corporation

Pactolus SIP Applications Software, Together with RadiSys Convedia Media Servers, Strengthens RadiSys’ Ability to Offer Turnkey Telecommunication Solutions for Service Providers

HILLSBORO, Ore.--(BUSINESS WIRE)--March 11, 2010--RadiSys® Corporation (NASDAQ:RSYS), a leading global provider of application-ready software and hardware platforms, today announced that it has acquired privately-held Pactolus Communications Software Company, a leader in the development and delivery of next-generation IP communication solutions for converged TDM/IP and SIP-enabled VoIP networks. Pactolus’ customizable turnkey SIPware™ services include large operator-assisted event and reservationless audio conferencing, prepaid/post-paid long distance services, residential/business Class 5 VoIP, and voice messaging. Pactolus’ software solutions are installed in over 45 telecommunication service provider customers worldwide including major Tier 1 and Tier 2 carriers.

“We are pleased to announce the acquisition of Pactolus,” said Scott Grout, RadiSys President and CEO. “RadiSys and Pactolus have been partnering for years in the delivery of media server technology and applications. The addition of Pactolus strengthens our portfolio of telecommunication solutions for service providers and TEMs. The Pactolus team has extensive domain expertise in developing both legacy TDM enhanced services and next generation IP-based communication applications and platforms. We look forward to having them as part of the RadiSys team.”

About RadiSys Corporation

RadiSys (NASDAQ: RSYS) is a leading global provider of application ready-software and hardware platforms for use in the communications, multi-media, Mil/Aero and medical markets. RadiSys’ innovative and market-leading technologies help equipment manufacturers and network operators bring the most advanced products and services to market faster and more economically. For more information, visit http://www.radisys.com, write to info@radisys.com, or call 800-950-0044 or 503-615-1100. Editors seeking more information may contact Lyn Pangares at RadiSys Corporation at 503-615-1220 or lyn.pangares@radisys.com.

RadiSys and Convedia are registered trademarks of RadiSys Corporation. *All other trademarks are property of their respective owners.

CONTACT:
RadiSys Corporation
Lyn Pangares, 503-615-1220
lyn.pangares@radisys.com